Exhibit 10.17

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of May 15, 2020 (the “Effective Date”) by and between Cure TopCo, LLC, a Delaware limited liability company (the “Company”), and David Pierre (the “Executive” and, together with the Company, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms, provisions and conditions of the Executive’s employment with the Company;

WHEREAS, the Company desires to employ the Executive pursuant to the terms, provisions and conditions;

WHEREAS, the Executive desires to be employed by the Company on the terms, provisions and conditions hereinafter set forth in this Agreement; and

WHEREAS, the Executive acknowledges that (i) the Executive’s employment with the Company will provide the Executive with trade secrets of, and confidential information concerning the Company, its subsidiaries and its affiliates; and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company, its subsidiaries and its affiliates.

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Employment

(a) Term. Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall be employed by the Company for an initial term commencing on the Effective Date and ending on December 31, 2021 (the “Initial Term”); provided, that the Initial Term shall automatically renew for successive one year terms thereafter (each a “Renewal Term,” and together with the Initial Term, the “Term”) unless, no later than sixty (60) days prior to the expiration of the Initial Term, or any Renewal Term, the Company or Executive provides written notice to the other party of his/its desire not to extend the Term (a “Non-Renewal). Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign from any and all positions with the Company Group, including any position on the Company’s board of directors (the “Board”) and/or any other position as an officer or director of any subsidiary of the Company. Notwithstanding anything set forth herein to the contrary, if Company does not renew the Term of this Agreement except for Cause as defined below in Section 3(c), it shall be treated as a termination Without Cause and Executive shall be entitled to all of the payments and benefits set forth in Section 3 (d) below.

(b) Position. During the Term, Executive shall serve as the Company’s Chief Operating Officer. If requested by the Board or the Chief Executive Officer, Executive shall serve as a member of the Board and/or as an officer or director of any subsidiary of the Company, in each case without additional compensation.

(c) Duties. As the Chief Operating Officer, the Executive shall perform those duties and responsibilities on behalf of the Company as are required of persons in such a position, and such additional executive duties and responsibilities as may be assigned to the Executive from time to time by the Board or the Chief Executive Officer of the Company

(d) Best Efforts/Exclusivity.

(i) During the Term, the Executive shall devote the Executive’s full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of Company and its subsidiaries and to the discharge of the Executive’s duties and responsibilities for the Company and its subsidiaries. The Executive shall not engage in any activity that conflicts or interferes with the Executive’s duties and responsibilities hereunder.

(ii) The Executive agrees that the Executive will not knowingly take any action prejudicial to the Company, its subsidiaries or their respective interests. The Executive acknowledges and understands that the Executive shall not be authorized to enter, and is hereby prohibited from entering, into any contractual arrangement other than in accordance with applicable Company policies, or in cases where policies do not exist, as afforded to the Executive by Executive’s position. The Executive represents that the execution of this Agreement, and the performance of the Executive’s obligations hereunder, do not and will not violate or conflict with the provisions of any other agreement to which the Executive is a party or to which the Executive is bound.

2. Compensation and Benefits.

(a) Base Salary. During the Term, the Company shall pay the Executive a salary at the annual rate of no less than $360,000 (such salary, as the same may be increased, but not decreased, from time to time, is referred to as the “Base Salary”), payable in accordance with the payroll practices of the Company. The Executive’s Base Salary shall be subject to annual review by the Board (or committee thereof).

(b) Annual Bonus Opportunity. During the Term and subject to the achievement of the applicable annual performance goals, Executive shall be eligible to earn an annual bonus, with a target amount equal to $360,000 which amount shall, at the sole discretion of the Company, be subject to review and adjustment on an annual basis (the “Target Bonus”), with the understanding that the range of any bonus shall be between 0% and 200% of the Target Bonus as determined by the Board (or a committee thereof) in its sole discretion (the “Annual Bonus”). The Annual Bonus, if any, shall be paid to the Executive on a date selected by the Company in the calendar year following the calendar year in which the Annual Bonus relates, but not later than thirty (30) days following the date on which the Board approves the Company’s audited financial statements for the calendar year to which the Annual Bonus relates, subject to Executive’s continued employment with the Company or any of its subsidiaries through the date of payment (except as provided in Section 3(b)(ii) below). The Annual Bonus is not an accrued right under this Agreement.

(c) Employee Benefits. During the Term, subject to the Executive’s payment of any contribution required of executive employees generally, the Executive will be eligible to participate under this Agreement in any and all employee benefit plans and perquisite and fringe benefits programs made generally available to other executive employees of Company, as in effect from time to time, except to the extent such plans are duplicative of a category of benefits otherwise provided to the Executive under this Agreement. It is understood by Executive that the terms of such plans may change from time to time, at the sole discretion of the Company. Such participation by the Executive shall be subject to: (i) the terms and conditions of the applicable plan documents; (ii) generally applicable policies of Company; and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.

(d) Expense Reimbursement. During the Term, the Company shall reimburse the Executive, in accordance with the policies and practices of the Company in effect from time to time, for all reasonable business expenses and other disbursements incurred by the Executive for or on behalf of the Company in connection with the performance of the Executive’s duties hereunder, including expenses for travel and airfare as are customary for the other senior executives of the Company, entertainment, lodging and similar items, upon presentation by the Executive to the Company of appropriate documentation thereof in accordance with the policies and practices of the Company in effect from time to time. The amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and the reimbursement of an eligible expense shall be made as soon as practicable after the Executive submits the request for reimbursement, but not later than December 31 following the calendar year in which the expense is incurred. The Executive’s right to reimbursement is not subject to liquidation or exchange for another benefit.

3. Termination of Employment.

(a) General. The Executive’s employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by reason of a Disability (as defined below), (iii) a termination by the Company with or without Cause (as defined below), and (iv) a termination by the Executive with or without Good Reason (as defined below).

(b) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon the Executive’s receipt of written notice of such termination. In the event the Executive’s employment is terminated due to the Executive’s death or Disability, the Executive or the Executive’s estate or the Executive’s beneficiaries, as the case may be, shall be entitled to: (i) all accrued but unpaid Base Salary through the date of termination of the Executive’s employment hereunder; (ii) to the extent earned, and if not yet paid, the Annual Bonus for the previous calendar year (the “Prior Year’s Bonus”); (iii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 2(d) hereof to the extent incurred prior to termination of employment; and (iv) any benefits provided under the Company’s employee benefit plans, in accordance with the terms therein (items (i) through (v) collectively, the “Accrued Obligations”).

For purposes of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that has at the time of termination already rendered the Executive incapable, with reasonable accommodation, of performing the Executive’s usual and customary duties as set forth herein for a period of one hundred twenty (120) days during any twelve (12) month period. Any question as to the existence or extent of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Executive or the Executive’s representatives (which approval shall not be unreasonably withheld or delayed).

Except as set forth in this Section 3(b), following the Executive’s termination of employment by reason of death or Disability, the Executive shall have no further rights to any compensation or benefits under this Agreement.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause upon written notice to the Executive. Such written notice shall specify in reasonable detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s conviction of, or a plea of guilty or nolo contendere to, a (A) felony or (B) any crime of moral turpitude; (ii) the Executive’s embezzlement, a breach of fiduciary duty or fraud with regard to the Company or any of its assets or businesses; (iii) the Executive’s continued failure to perform the duties of the Executive’s position (other than as a result of a Disability), in the Board’s reasonable judgment; (iv) the Executive’s dishonesty, willful misconduct, or illegal conduct relating to the affairs of the Company or any of its affiliates or customers; (v) the Executive’s breach of a material provision of this Agreement or any other contractual obligation to the Company or any of its affiliated entities; or (vi) other conduct by the Executive that may be harmful to the business, interests, or reputation of Company, including any material violation of Company policy. With respect to clauses (iii), (v) and (vi) above, the Company shall provide ten (10) days written notice to the Executive of its intent to terminate for Cause, and during such ten (10) day period the Executive shall have a right to cure (if curable). If not cured within such period (as determined in the Board’s reasonable judgment), the termination of Executive’s employment will be effective upon the date immediately following the expiration of the ten (10) day notice period. Notwithstanding anything to the contrary contained herein, the Executive’s right to cure as set forth in this Section 3(c) shall not apply if there are habitual or repeated breaches by the Executive.

If the Company terminates the Executive’s employment for Cause, the Executive shall be entitled only to the Accrued Obligations other than the Prior Year’s Bonus. Following such termination of the Executive’s employment for Cause, except as set forth in this Section 3(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause. In the event Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), the Executive shall be entitled to:

(i) the Accrued Obligations;

(ii) continued payment of the Executive’s then Base Salary, in accordance with the payroll practices of the Company, for a period equal to eighteen (18) months (the “Severance Period”);

(iii) payment of the Executive’s Annual Bonus for the current calendar year, pro- rated for the calendar year in which the Executive’s termination occurs based on actual results for such calendar year (determined by multiplying the amount of such bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other executives of the Company; and

(iv) subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the obligations in Sections 3(g) and 5 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for the duration of the Severance Period at the Company’s expense, after taking into account Executive’s obligation under Section 3(d)(iv)(B) above, provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 3(d)(iv) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, the Company’s obligation to pay any portion of the cost of continuation of coverage under this Section 3(d)(iv) shall immediately cease.

Following such termination of the Executive’s employment by the Company without Cause, except as set forth in this Section 3(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Termination by the Executive with Good Reason. The Executive may terminate the Executive’s employment with Good Reason by providing the Company thirty (30) days written notice setting forth with reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event or, if based on multiple events, the last of such events to occur. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, the Executive’s termination will be effective upon the date immediately following the expiration of the thirty (30) day notice period. In the event of the Executive’s termination for Good Reason, the Executive shall be entitled to the same payments and other benefits as provided in Sections 3(d)(i) through (iv) above for a termination without Cause. Following such termination of the Executive’s employment by the Executive with Good Reason, except as set forth in this Section 3(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities that is inconsistent with the Executive’s position as described herein; (ii) a material reduction by the Company in the Executive’s Base Salary or Target Bonus; (iii) the office where Executive is currently working is moved more than fifty (50) miles from its current location: or (iv) the Company’s repeated or habitual breach of any other material provision of this Agreement.

(f) Termination by the Executive without Good Reason. The Executive may terminate the Executive’s employment without Good Reason at any time, by providing the Company thirty (30) days’ written notice of such termination. In the event of the termination of employment by Executive without Good Reason, the Executive shall be entitled only to the Accrued Obligations other than the Prior Year’s Bonus.

Following such termination of employment without Good Reason, except as set forth in this Section 3(f), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(g) Release. Notwithstanding any provision herein to the contrary, the payment of any and all amounts or provision of any and all benefits pursuant to this Section 3 (other than the Accrued Obligations), shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form acceptable to the Company within twenty-one (21) days following receipt thereof from the Company, unless a longer review period is required by law and subject to continued compliance with Section 5 hereof (the “Release”). Additionally, if the period during which the Release must be delivered and become irrevocable in accordance with this Agreement as a condition to the making hereunder of any “payment,” as such term is used in Section III(C) of Internal Revenue Service Notice 2010-80, begins in one calendar year (the “earlier year”) and ends in the subsequent calendar year, then in no event shall such payment be made in the earlier year (and, if such payment is delayed under this sentence to the subsequent year (and is otherwise required to be made under this Agreement), such payment shall be made as soon as administratively practicable in the subsequent year and the remaining payments shall continue until the expiration of the Severance Period, subject to the provisions of this Agreement).

4. Compliance with Section 409A.

(a) The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 4(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) To the extent that reimbursements or other in-kind benefits under this Agreement or otherwise constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

5. Restrictive Covenants and Representations.

(a) Confidential Information; Intellectual Property.

(i) The Executive will not at any time, whether during or after the Term, (A) retain or use for the benefit, purposes or account of the Executive or any other person; or (B) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside of the Company, it subsidiaries or its affiliates (other than Executive’s professional advisers who are bound by confidentiality obligations or otherwise in performance of the Executive’s duties during the Executive’s employment and/or service with the Company and/or its affiliates and/or subsidiaries and pursuant to customary industry practice), any non-public, proprietary or confidential information, including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, in each case, concerning the past, current or future business, activities and operations of the Company or any of its affiliates or subsidiaries and/or any third party that has disclosed or provided any of same to the Company or any of its subsidiaries or affiliates on a confidential basis (“Confidential Information”), without the prior written authorization of the Board.

(ii) ”Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of this or any other confidentiality covenant; (B) made legitimately available to the Executive by a third party without breach of any confidentiality obligation of which the Executive has knowledge; or (C) required by law to be disclosed; provided that with respect to subsection (C), the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, the Executive will not disclose to anyone, other than the Executive’s family (it being understood that, in this Section 5, the term “family” refers to the Executive, the Executive’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of this Section 5. This Section 5(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of the Term for any or no reason, the Executive shall (A) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or any of its subsidiaries; and (B) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(v) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Section 5 is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(b) Non-Competition/Non-Solicitation.

(i) While Executive is employed by the Company or any of its Affiliates and during the 12 month period immediately following the date of the cessation of Executive’s employment (the employment and post-employment periods, in the aggregate, the “Restricted Period”), Executive agrees to not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in any capacity similar or related to the capacity in which Executive has been employed by the Company or any of its Affiliates, compete with the Company or any of its Affiliates (A) in any geographic area in which the Company or any of its Affiliates does business during Executive’s employment or (B) within twenty five (25) miles of any location where the Company or any of its Affiliates has one or more clients or customers during Executive’s employment or, with respect to the portion of the Restricted Period that follows the termination of Executive’s employment, at the time of such termination (the “Restricted Area”). Specifically, but without limiting the foregoing, Executive agrees not to work or provide services, in any capacity similar or related to the capacity in which Executive has been employed by the Company or any of its Affiliates, anywhere in the Restricted Area, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged, in whole or in part, in the Business, including, but not limited to, naviHealth, Archway Health, PatientPing, Unite Us and Matrix Medical Network.

(ii) “Business” means any business that (i) provides home health assessments or care management services to patients in the home; (ii) provides complex care management services in skilled nursing facilities or other post-acute facilities; or (iii) any other business in which the Company or any of its Affiliates is engaged in during Executive’s employment, or, with respect to the portion of the Restricted Period that follows termination of Executive’s employment, at the time of such termination.

(c) Intellectual Property.

(i) If the Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with one or more third parties, at any time during the Executive’s Term and within the scope of such employment and/or service with the use of any resources of the Company or its subsidiaries (collectively, “Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all of the Executive’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. If the Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Works, the Executive will keep and maintain same. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(ii) The Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.

(iii) The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or its subsidiaries any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive shall comply with all relevant policies and guidelines of the Company and its subsidiaries that are from time to time previously disclosed to the Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(iv) The provisions of Section 5(c) hereof shall survive the termination of the Executive’s Term for any or no reason.

(d) Whistleblower Protection. Notwithstanding anything to the contrary contained in this Agreement (including Section 5), no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company or its subsidiaries to make any such reports or disclosures, and the Executive shall not be required to notify the Company or its subsidiaries that such reports or disclosures have been made.

(e) Blue Pencil. It is the desire and intent of the Parties that the provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and policies in the jurisdiction in which enforcement is sought. Accordingly, if any particular provision or clause of this Section 5 shall be adjudicated to be invalid or unenforceable, then such provision or clause shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable.

(f) Equitable Relief and Other Remedies. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 of this Agreement would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Executive of Section 5 of this Agreement hereof as determined by the Company in good faith, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.

(g) Return of Property. Upon termination of the Executive’s employment with the Company for any reason whatsoever, voluntarily or involuntarily (and in all events within five (5) days of the Executive’s date of termination), and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in the Executive’s possession, under the Executive’s control or to which the Executive may have access, including but not limited to, any office or communications equipment (e.g., laptop, cellular phone, etc.) that the Executive has or has been using, and any business or business-related files that the Executive has in the Executive’s possession. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property or Confidential Information, and shall remove from any personal computing or communications equipment all information relating to the Company.

(h) Non-Disparagement. The Executive agrees that the Executive will not disparage the Company, its subsidiaries and parents, and their respective the Executives, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, or make any public statement reflecting negatively on the Company, its subsidiaries and parents, and their respective officers, directors, investors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators, to third parties, including, but not limited to, any matters relating to the operation or management of the Company, irrespective of the truthfulness or falsity of such statement. The Board agrees not to (and shall instruct the Company’s executive officers not to), directly or indirectly, disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. The foregoing limitation on either Party shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(i) Cooperation. During the Term and thereafter, the Executive shall cooperate with the Company and its parents, subsidiaries and affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of the Executive’s duties and responsibilities to the Company

(including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may come into the Executive’s possession during the Term) (collectively, the “Claims”). The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or any of its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or any of its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, reasonable attorney fees, duplicating or telephonic expenses incurred by the Executive in complying with this Section 5(i). Company shall also indemnify and hold Executive harmless for any claims, lawsuits, judgments and damages, in accordance with Section 7.7 of the Second Amended and Restated Limited Liability Company Agreement of Cure Topco, LLC dated November 27, 2019.

(j) Executive Representation. The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of the obligations hereunder. In addition, the Executive has disclosed to the Company all restraints, confidentiality commitments and other employment restrictions that the Executive has with any other employer, person or entity. The Executive covenants that in connection with the Executive’s provision of services to the Company and its subsidiaries, the Executive shall not breach any obligation (legal, statutory, contractual or otherwise) to any former employer or other person, including, but not limited to, obligations relating to confidentiality and proprietary rights.

(k) Tolling. In the event of any violation of the provisions of this Section 5, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

6. Survival. The respective rights and obligations of the Parties under this Agreement shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

7. Assignment. This Agreement may be assigned, without the consent of the Executive, by the Company to any person, partnership, corporation or other entity that has purchased all or substantially all of the assets of the Company, provided such assignee assumes any and all of the liabilities of the Company hereunder. The duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

8. Entire Agreement. This Agreement, together with the separate Incentive Award Agreement, sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and by the Executive. This Agreement supersedes and replaces any and all prior employment or other agreements between the Executive and the Company or any of its subsidiaries that relate to any matter that is also the subject of this Agreement; provided, however, that nothing herein will supersede, amend or replace any of the terms of the Support and Restrictive Covenant Agreement.

9. Remedies Cumulative; No Waiver. No remedy conferred upon a Party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a Party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such Party from time to time and as often as may be deemed expedient or necessary by such Party in its sole discretion.

10. Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following the Executive’s death by giving the Employer written notice thereof. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.

11. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

12. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) received by the addressee, if sent by certified mail, return receipt requested, or (iii) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in the case of Executive, to the home address as reflected on the records of the Company, and in the case of the Company, to the address set forth below (or in either case to such other addresses as a Party may designate by notice to the other Party):

If to the Company, to:

Cure TopCo, LLC

c/o Signify Health

800 Connecticut Avenue

Norwalk, CT 06854

Attn: Chief Executive Officer

13. Governing Law and Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Each of the Parties hereto hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties hereto in respect of this Agreement. The Parties hereto each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties hereto may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury. Any legal proceeding to enforce the terms of this Agreement, shall be filed exclusively in the District Court located in Dallas, Texas.

(b) The Executive (i) agrees that service of process in any such any claim, demand, action, proceeding or cause of action arising under this Agreement may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party, in the case of the Executive, at the Executive’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel and (ii) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Texas.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

15. Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

17. Prevailing Party Costs and Attorneys’ Fees. In the event it becomes necessary for any party hereto to engage in any litigation to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover all court costs, reasonable attorneys’ fees, and other litigation expenses incurred it in enforcing this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

CURE TOPCO, LLC

By:	/s/ Steve Senneff
Name: Steve Senneff
Title: President & CFO

EXECUTIVE

/s/ David Pierre
Name: David Pierre
Title: Chief Operating Officer

[Signature Page to Employment Agreement]